                                                Filed pursuant to Rule 424(b)(3)
                                                   Registration Number 333-49949


             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 27, 1998

                                 784,342 Shares

                      SECURITY DYNAMICS TECHNOLOGIES, INC.

                                  Common Stock

                              ---------------------


     Set forth in this Prospectus Supplement is information concerning the Selling Stockholders that supersedes and replaces the information set forth under the caption "The Selling Stockholders" in the Prospectus dated May 27, 1998 (the "Prospectus"). Capitalized terms used and not defined herein shall have the meanings set forth in the Prospectus.

                             ----------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
           OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------


           The date of this Prospectus Supplement is January 13, 1999

                            THE SELLING STOCKHOLDERS

     The Shares were originally issued in the aggregate to Robert L. Kane and Lillian Kane on March 26, 1998 (the "Effective Date") in connection with the IDI Acquisition. On October 8, 1998, Lillian Kane transferred an aggregate of 56,473 Shares to Dynamic Investment Co. L.P., a limited partnership of which Ms. Kane and her husband are the general partners and members of her family are the limited partners.

     Robert L. Kane served as Chief Executive Officer and principal stockholder of IDI until its acquisition by the Company in March 1998. Since March 1998, Mr. Kane has served as Vice President - Technical Marketing of the Company. Lillian Kane is Robert L. Kane's mother.

     The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock as of the Effective Date and December 31, 1998, and as adjusted to reflect the assumed sale of all of the shares of Common Stock offered hereby by each of the Selling Stockholders.

                                                            Number of                              Number of
                                     Number of              Shares of                              Shares of
                                     Shares of            Common Stock           Number of          Common
                                    Common Stock          Beneficially           Shares of        Stock to be
                                    Beneficially           Owned as of            Common          Beneficially
       Name of                    Owned Prior to         December 31,          Stock Being        Owned After
 Selling Stockholder                 Offering                1998                Offered           Offering
----------------------------    ------------------    ------------------     ---------------      -----------
Robert L. Kane                       705,908              481,594(1)             705,908           375,000(2)
Lillian Kane                          78,434               78,434(3)            78,434(3)              0
Dynamic Investment Co. L.P.             0                   56,473               56,473                0

--------------------

(1) Includes 350,000 shares which may be acquired pursuant to stock options exercisable within 60 days after December 31, 1998, none of which shares are offered hereby.

(2) Consists of 375,000 shares which may be acquired pursuant to stock options exercisable within 60 days after March 26, 1999 (the scheduled completion date of the Offering), none of which shares are offered hereby.

(3) Includes 56,473 shares held by Dynamic Investment Co. L.P., a limited partnership of which Ms. Kane and her husband are the general partners and members of her family are the limited partners.

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NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY AND THEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION OF AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY OFFER OR SALE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, RESPECTIVELY.

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                                TABLE OF CONTENTS


                                                  Page
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The Selling Stockholders.....................       2



                                 ---------------

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                                SECURITY DYNAMICS
                                TECHNOLOGIES, INC.


                                 784,342 SHARES


                                  COMMON STOCK






                                 --------------

                              PROSPECTUS SUPPLEMENT

                                 --------------





                                JANUARY 13, 1999


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